[Barclay Damon, LLP Letterhead]

Exhibits 5 and 23.2

Legality Opinion and Consent

October 31, 2022

Taylor Devices, Inc.

90 Taylor Drive

North Tonawanda, New York 14120

Re:	2022 Taylor Devices, Inc. Stock Option Plan

Ladies and Gentlemen:

We have represented Taylor Devices, Inc. (the “Company”) in connection with the issuance by the Company of up to 260,000 shares of its Common Stock, par value $0.025 per share (the “Stock”), subject to options to be granted (“Stock Options”) pursuant to the 2022 Taylor Devices, Inc. Stock Option Plan (the “Plan”). This opinion is being submitted at your request for use as an Exhibit to the Company’s Registration Statement on Form S-8 in accordance with the Securities Act of 1933 (the “Act”), which Registration Statement is to be filed with the Securities and Exchange Commission (the “SEC”) on or about October 31, 2022 (the “Registration Statement”).

In preparing this opinion, we examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. We have also assumed that the grant of the Stock Options and the offer and sale of the Stock comply in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan. We have further assumed that, upon the dates of exercise of the Stock Options under the Plan, the Company will have reserved sufficient authorized shares of Stock for issuance in exchange therefor. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based on the foregoing and in reliance thereon, and assuming no change occurs in the applicable law or the relevant facts, we are of the opinion that when a Stock Option is issued using the form of Stock Option Agreement filed with the Exhibits to the Registration Statement, and is exercised in accordance with the terms of the Plan, and when the holder has paid the exercise price provided in such Stock Option, the Stock acquired thereby will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction.

We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or of the Rules and Regulations of the SEC thereunder.

Very truly yours,

/s/Barclay Damon LLP